CUSIP No. 584404107

                                                                                                                                                EXHIBIT N

Transactions in the Class A Common Stock ($5.00 Par Value Per Share)

of

Media General, Inc.

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

11/19/2008	(133,333)	$3.0000
11/19/2008	(2,333)	$3.3569
11/19/2008	(17,333)	$3.0912
11/20/2008	(16,667)	$2.1000
11/20/2008	(667)	$2.1300

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

11/19/2008	(66,667)	$3.0000
11/19/2008	(1,167)	$3.3569
11/19/2008	(8,667)	$3.0912
11/20/2008	(8,333)	$2.1000
11/20/2008	(333)	$2.1300